UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 21, 2011

Date of Report (Date of earliest event reported)

Adelphia Recovery Trust

Exact Name of Registrant as Specified in its Charter

Delaware	0-53209	11-6615508
State of Incorporation	Commission File Number	IRS Employer Identification Number

919 North Market Street, 17th Floor, P.O. Box 705, Wilmington, Delaware 19899
Address of principal executive offices, including zip code

302-652-4100  Attn: Dean Ziehl

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03                Material Modification to Rights of Security Holders

The information contained in item 5.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.03.

Item 5.03                Amendments to Articles of Incorporation or Bylaws

The Adelphia Recovery Trust (“ART”) is a Delaware Statutory Trust formed pursuant to the First Modified Fifth Amended Joint Chapter 11 Plan of Reorganization of Adelphia Communications Corporation and Certain Affiliated Debtors, which became effective February 13, 2007.   The Trust holds certain litigation claims transferred pursuant to the Plan against various third parties and exists to prosecute the causes of action transferred to it for the benefit of holders of Trust interests.  The ART announced today that it has filed a motion with the United States Bankruptcy Court for the Southern District of New York seeking approval to extend the term of the ART through December 31, 2014.   As set forth in greater detail in the ART’s motion, Adelphia’s Plan of Reorganization established an initial five-year term for the ART, subject to the Trustees’ right to extend the term with the Bankruptcy Court’s approval.    Although the Trust has resolved several of its causes of action and distributed $215 million to date to interest holders, other causes of action have not been and are not likely to be resolved by February 13, 2012, when the ART’s initial term expires.  An extension will provide additional time to resolve the ART’s pending causes of action and permit an orderly termination of the ART.  A copy of the motion is filed herewith as Exhibit 3.1, and is available in the “Important Documents-Adelphia Recovery Trust” section of Adelphia’s website at www.adelphiarestructuring.com.  Interest holders may direct questions to creditor.inquiries@adelphia.com.

Item 9.01 Financial Statements and Exhibits

The following Exhibit is filed as part of this Current Report on Form 8-K.

(d) Exhibits

Exhibit No.	Description
3.1	Motion to Extend the Term of the ART filed with the United States Bankruptcy Court for the Southern District of New York.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 21st day of November, 2011.

Adelphia Recovery Trust

Dated: November 21, 2011	By:	/s/ Dean A. Ziehl
	Name:	Dean A. Ziehl
	Title:	Trustee